Exhibit 10.1

AMENDED AND RESTATED

PROMOTIONAL AGREEMENT

by and between

MARRIOTT REWARDS, LLC

and

SKYMALL VENTURES, INC.

Effective as of January 1, 2007

Table of Contents

1. REPRESENTATIONS AND WARRANTIES	3
2. LIMITED LICENSE OF INTELLECTUAL PROPERTY	4
3. ACCESS TO MARRIOTT REWARDS DATA	4
A. Confidentiality	4
B. Security	4
C. Personal Information	5
D. Encryption of Mobile Devices	5
E. Usage Data	5
F. Delivery of Data	5
G. Virus	5
H. Privacy Statement	6
I. "As Is"	6
J. Disclosure of Relationship	6
4. TERM AND TERMINATION	7
5. PROTOCOL UPON TERMINATION	7
A. Names and Logos	7
B. Marketing Materials	7
C. Non-Disparagement	7
D. Transition	7
6. LIABILITY,INDEMNIFICATION	8
A. SkyMall's Indemnification of Marriott Rewards	8
B. Marriott Rewards' Indemnification of SkyMall	8
C. Limitation of Liability	8
7. RELATIONSHIP OF THE PARTIES	8
8. ASSIGNMENT	9
9. NOTICES	9
10. COOPERATION/SALES TAX	9
11. REVIEW	9
12. PROGRAM ADMINISTRATION	9
13. RESOLVING CUSTOMER QUESTIONS	10
14. CAPTIONS	10
15. GOVERNING LAW	10
16. THIRD PARTY RIGHTS	10
17. WAIVER	10
18. FORCE MAJEURE	10
19. ENTIRE AGREEMENT	10
20. COUNTERPARTS; AUTHORIZATION OF EXECUTION	11

EXHIBIT A THE PARTIES’ OBLIGATIONS	12

AMENDED AND RESTATED

PROMOTIONAL AGREEMENT

This Amended and Restated Agreement (this "Agreement"), effective as of January 1, 2007 (the "Effective Date") is by and between MARRIOTT REWARDS, LLC ("Marriott Rewards"), an Arizona LLC corporation, a successor-in-interest to Marriott Rewards, Inc. ("MRI") with its principal place of business at 10400 Fernwood Road, Bethesda, Maryland, 20817, and SKYMALL VENTURES, INC., a Nevada corporation, and its subsidiaries (collectively hereinafter "SkyMall"), with its principal place of business at 1520 East Pima Street, Phoenix, Arizona 85034.

Recitals

WHEREAS, Marriott Rewards has developed a sales promotional program known as Marriott Rewards (the "Rewards Program"), under which participants ("Rewards Members") are awarded Rewards Points for staying at Marriott lodging and can obtain free rooms, travel, services and goods ("Rewards") in exchange for such Rewards Points; and

WHEREAS, SkyMall produces catalogs and a web site that allow customers to shop from "best-of-the-best" merchandise ("Merchandise") from a variety of vendors throughout the world that create a highly personalized "one-to-one" shopping experience; and

WHEREAS, SkyMall utilizes several unique distribution channels including a robust electronic commerce site and exclusive agreements with airline carriers and other travel partners; and

WHEREAS, Marriott Rewards desires to include certain Merchandise as Rewards options for its Rewards Members; and

WHEREAS, MRI and SkyMall (referred to together as the "Parties" or individually as a "Party") entered into a Promotional Agreement dated October 31, 2000, as amended by (i) a Letter Agreement dated May 22, 2003, (ii) an Addendum to Promotional Agreement dated October 24, 2003, (iii) a Second Addendum to Promotional Agreement dated December 2003, (iv) a Third Addendum to Promotional Agreement dated December 2004, and (v) a Fourth Addendum to Promotional Agreement dated December 31, 2005 (the Promotional Agreement dated October 31, 2000, as amended, is referred to herein as the "Original Agreement"); and

WHEREAS, Marriott Rewards has succeeded to MRI's right and interest in the Original Agreement;

WHEREAS, Marriott Rewards and SkyMall desire to amend and restate the terms of the Original Agreement all under the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and conditions set forth herein and in Exhibit A attached hereto, which is incorporated herein by reference, Marriott Rewards and SkyMall agree that the Original Agreement is hereby amended and restated as provided herein:

1. REPRESENTATIONS AND WARRANTIES. SkyMall and Marriott Rewards each warrant and represent that (1) it has the power and authority to grant the rights and perform the obligations to which it commits herein; (ii) the execution of this Agreement by the person representing it will be sufficient to render this Agreement binding upon it; and (iii) neither its performance hereunder nor the exercise by any other party of rights granted by the warranting party hereunder will violate any applicable laws or regulations, or the legal rights of any other parties, or the terms of any other agreement to which the warranting party is or becomes a party. Each party is separately responsible for ensuring that its performance and grant of rights does not constitute any such violation during the Term, as defined below. Neither party's approval of advertising or other copy submitted by the other will relieve the submitting party's responsibility under this Section.

2. LIMITED LICENSE OF INTELLECTUAL PROPERTY. SkyMall and Marriott Rewards hereby grant to each other during the term of this Agreement a nonexclusive, nontransferable license worldwide and on the Internet to use its trademarks, logos, service marks, trade names and copyrighted material (collectively, the "Intellectual Property") as is reasonably necessary to perform such party's obligations under this Agreement; provided, however, that each party shall not be authorized to use any Intellectual Property without the full disclosure to, and review by and prior written consent of, the party owning such Intellectual Property pursuant to Section 11 below. Other than the license granted herein, nothing in this Agreement shall be construed to grant the parties any right, title and interest in or to the Intellectual Property of the other party hereto and any goodwill arising out of the use of any Intellectual Property shall inure solely to the benefit of the party owning such Intellectual Property. The provisions of this paragraph shall survive the termination of this Agreement.

3. ACCESS TO MARRIOTT REWARDS DATA. Marriott Rewards will provide SkyMall with access to certain information about the accounts of Marriott Rewards members ("Marriott Rewards Data") for the purpose of determining if the Marriott Rewards member has sufficient points available for the redemption requested ("Data Access") subject to the following terms and conditions:

A.
Confidentiality. "Confidential Information" shall mean any non-public information of the other Party that is designated as confidential, or that the receiving Party knew or reasonably should have known was confidential because it derives independent value from not being generally known to the public. Without limiting the generality of the foregoing, the terms and conditions of this Agreement and the arrangements evidenced hereby shall be considered Marriott Rewards and SkyMall Confidential Information, and any non-public information about the Marriott Rewards Program, including Marriott Rewards Data ("Marriott Rewards Materials") shall be considered Marriott Rewards Confidential Information. Confidential Information shall not include any information which: (a) a Party can demonstrate was rightfully in its possession prior to the date of disclosure to it by the other Party; (b) at the time of disclosure or later, is published or becomes part of the public domain through no act or failure to act on the part of a Party; (c) a Party has developed independently without reference to any Confidential Information of the other Party; or (d) a Party can demonstrate came into its possession from a third-party who had a bona fide right to make such information available. The Party receiving Confidential Information will not at any time disclose to any person or use for its own benefit or the benefit of anyone, Confidential Information of the other Party without the prior written consent of said Party. Each Party shall limit disclosure of Confidential Information to its employees or agents who have a need to know related to the Parties' business relationship (such persons hereinafter collectively "Employees"). Upon termination of this Agreement, the recipient of Confidential Information shall promptly deliver to the other Party or destroy any and all such information in its possession or under its control, and any copies made thereof which the recipient of said information may have made, except as the Parties by prior express written permission have agreed to retain. Neither Party shall be liable for disclosure of Confidential Information if made in response to a valid order of a court or authorized agency of government; provided that, if available, five days' notice first be given to the other Party so a protective order, if appropriate, may be sought by such Party.

B.
Security. SkyMall shall implement reasonable, current security measures to prevent unauthorized access to Marriott Confidential Information and other Marriott Rewards materials under SkyMall's control. Such measures shall in no event be less stringent than those used to safeguard SkyMall's own property and than those used by other companies providing services similar to the services and merchandise sales program provided by SkyMall. Such measures shall include, where appropriate, use of updated firewalls, virus screening software, logon identification and passwords, encryption, intrusion detection systems, logging of incidents, periodic reporting, and prompt application of current security patches, virus definitions and other updates. SkyMall shall take steps to ensure that employees involved in delivering services under this agreement shall not attempt to bypass any security measure that Marriott Rewards has implemented and that when any such employee is leaving the employ of SkyMall or assigned to another position at SkyMall, SkyMall shall take steps to change passwords and other appropriate steps to deny such employee continued access to Marriott Confidential Information. SkyMall shall promptly notify Marriott Rewards if, during the Term of this agreement, it modifies its security procedures, policies or controls regarding the SkyMall's system used in providing the Services if the change results in a reduction of security. In no event shall SkyMall modify its security procedures, procedures, policies or controls in any way that could adversely affect Marriott Rewards or its Rewards Members regarding the SkyMall System used in providing the Services ("SkyMall Security Procedures") without the prior written agreement to such modifications by Marriott Rewards and shall provide promptly to Marriott Rewards notice of any material change in SkyMall Security Procedures. Marriott Rewards reserves the right to immediately terminate the Agreement, in its sole discretion and without limitation or termination liability, if Marriott Rewards reasonably determines that SkyMall fails to meet its obligations under this Section.

C.
Personal Information. "Personal Information" means all personally identifiable information (e.g., name, address, credit card number, email address, static IP address) that is generated, collected or obtained as part of this Agreement, including Marriott Rewards Data, and transactional and other data pertaining to individuals using the Services. SkyMall will comply with all applicable privacy and other laws and regulations relating to protection, collection, use, and distribution of Personal Information. SkyMall will also comply with the provisions of Marriott Rewards privacy statement or policies relating to Personal Information. Personal Information provided by Marriott Rewards is the exclusive property of Marriott Rewards and will be deemed "Marriott Materials" and Marriott's and Marriott's Confidential Information under the applicable provisions of this Agreement. SkyMall will not, without the prior written consent of an authorized representative of Marriot Rewards obtained in each instance, use Personal Information for any purpose other than to provide the Services under this Agreement. In no event may SkyMall (i) use Personal Information to market its services or those of a third party, or (ii) sell or transfer Personal Information to third parties, or otherwise provide third parties with access thereto, except as required to meet its obligations under this Agreement and then only after taking reasonable steps to afford such information adequate protection from such third-party access. Without limiting its other obligations under this Agreement, SkyMall agrees that all such Personal Information will be secured from unauthorized access, use, disclosure and loss using commercially acceptable security practices and technologies. If there is a suspected or actual breach of security involving Personal Information SkyMall will notify Marriott Rewards within twelve (12) hours of becoming aware of such occurrence and coordinate with Marriott to provide any required notice to law enforcement authorities, regulatory agencies or Marriott Rewards Members. SkyMall shall provide Marriott Rewards with access to Personal Information at any time as Marriott may request. Upon termination of this agreement all Personal Information in the possession of the SkyMall will be provided to Marriott Rewards in a manner reasonably requested by Marriott Rewards and all copies will be permanently removed from all SkyMall systems, records and backups and SkyMall shall cease all subsequent use of such information.

D.
Encryption of Mobile Devices. SkyMall shall prohibit the removal of portable computing and storage devices such as laptops, Blackberries, diskettes, cell phones, USB flash drives, CDs, and portable disk drives (collectively referred to as "Mobile Devices") that contain Personal Information from SkyMall's secure offices by SkyMall employees unless this Personal Information is encrypted using a strong cryptographic protocol that is consistent with industry standards. In addition, files containing Personal Information are not to be remotely downloaded on Mobile Devices or on publicly accessible systems such as Internet kiosks.

E.
Usage Data. The parties recognize that it is possible for data to be collected from users of the Services that is not Personal Information (e.g., "hits," "clickstream data," and the like). Any such data entered by or collected from users of the Services, to the extent relating specifically to Marriott Rewards transactions ("Usage Data"), is Marriott Rewards exclusive property and shall be deemed Marriott Rewards Confidential Information. SkyMall may use Usage Data solely for the purpose of providing the Services to Marriott Rewards. Aggregate, statistical information derived from Usage Data and which is not identifiable to any individual or to Marriott Rewards, may be used by SkyMall solely for purposes of improving its service delivery to its customers.

F.
Delivery of Data. Personal Information, Usage Data and any other data or information collected through the use of the Services (collectively, "Data") shall be stored on a backup disk or other medium acceptable to Marriott Rewards and delivered to Marriott in the format and/or on the medium and on the frequency designated by Marriott Rewards, within forty-eight (48) business hours of Marriott Rewards request or immediately upon termination of the Services for any reason. All such Data shall be considered the Confidential Information of Marriott Rewards and shall be protected in accordance with the confidentiality obligations of the parties set forth in this Agreement.

G.
Virus. SkyMall warrants that it will not knowingly introduce into Marriott Rewards systems, data, or other property, and will use reasonable efforts to prevent the Services from introducing into Marriott Rewards systems, data, or other property any virus, time bomb, worm, Trojan horse, disabling device, automatic restraint, or similar program or device designed to impede or harm Marriott Rewards use of its systems or data.

H.
Privacy Statement. SkyMall's website that is used for redemptions by Marriott Rewards members will contain a privacy statement or policy on the site ("Privacy Statement"). The Privacy Statement will, at a minimum, notify users of the Personal Information collected, how it will be used, and how it will be secured. Any use of cookies, pixel tags, web bugs, or other forms of electronic tracking codes or instrumentalities, shall be described in the Privacy Statement. SkyMall will comply with the descriptions and provisions of the Privacy Statement. In addition, the transmission of Personal Information between the Marriott Rewards member and the SkyMall's web server will be protected using commercially acceptable encryption such as SSL. The only types of communication permitted between SkyMall and Marriott Rewards members will be for purposes of providing customer service relating to transactions conducted by Marriott Rewards members on the website or questions initiated by Marriott Rewards members regarding the Services.

I.
"As Is." The Data Access and Marriott Rewards Data provided hereunder are provided on an "as is" basis, without any support or maintenance obligations by Marriott Rewards or Licensor. MARRIOTT REWARDS MAKES NO WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, WITH RESPECT THERETO, INCLUDING THEIR QUALITY, PERFORMANCE, OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT WILL MARRIOTT REWARDS BE LIABLE FOR DIRECT, INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES ARISING OUT OF THE USE OF OR INABILITY TO USE THE DATA ACCESS OR MARRIOTT REWARDS DATA. The foregoing "As Is" limitation shall not apply to any Merchandise or limit any of the indemnifications of SkyMall contained in Section 6.A.

J.
Disclosure of Relationship. SkyMall shall not publicize or disclose this arrangement with Marriott in marketing or advertising material or in pitches or materials to other customers or potential customers of SkyMall without the express prior written consent of Marriott Rewards.

4. TERM AND TERMINATION. This Agreement will be effective on the Effective Date of this Agreement and will continue until December 31, 2011 (the "Initial Term"), In consideration of Marriott Rewards' agreement to extend the Agreement, upon the terms and conditions set forth herein, SkyMall [**]. [**] will be paid in annual installments pursuant to the following schedule:

January 1, 2007                                [**]

January 1, 2008                                [**]

January 1, 2009                                [**]

January 1, 2010                                [**]

January 1, 2011                                [**]

Either party may terminate this Agreement at any time, [**], upon one hundred eighty (180) days' prior written notice to the other party. In the event that Marriott Rewards terminates this Agreement other than in the event of a material default (as set forth below), on the effective date of such termination, Marriott Rewards shall repay any portion [**] for such calendar year previously [**] reflecting the prorated portion of such calendar year after the effective date of the termination, but shall not be obligated to return any portion of the [**] for previous years. No portion of the [**] will be due to Marriott Rewards in any year in which merchandise purchases/redemptions plus gift card and gift certificate purchases for the immediately preceding year total less than [**]. Notwithstanding anything to the contrary and regardless of merchandise purchases/redemptions for the previous year, in the event that SkyMall terminates this Agreement except upon the occurrence of a material breach of this Agreement by Marriott, the entire outstanding balance of the [**] for the remainder of the term shall be due in full immediately by [**].

[**]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

The Initial Term and any subsequent renewal terms shall mean the "Term" of this Agreement. In the event of expiration or early termination of this Agreement, the terms and conditions of Section 3, above, and Sections 5 and 9, below, will forever survive termination of this Agreement. Either party may terminate the Agreement in the event of a material default by the other party regarding any of its representations, warranties or obligations under this Agreement by the following procedure: (i) any non-defaulting party will provide the defaulting party with written notice specifying the particulars of the default; and (ii) if the default is not cured within thirty (30) days after such notice is given, the non-defaulting party may terminate this Agreement immediately upon providing written notice to the defaulting party. Regardless of the reasons for termination, SkyMall will honor Merchandise transactions received by Marriott Rewards prior to the termination and Marriott Rewards will pay SkyMall for Merchandise purchased by Rewards Members prior to termination.

If at any time Marriott Rewards decides to terminate the Rewards Program, its obligations with respect to marketing SkyMall shall cease upon [**] from Marriott Rewards. In such event, on the effective date of such termination, [**] shall repay any [**] of the [**] for such calendar year previously paid by [**] to [**] reflecting the prorated portion of such calendar year after the effective date of the termination, but shall not be obligated to return any [**] of the [**] for previous years.

In the event either party petitions for or is granted relief under the U.S. Bankruptcy Code, or any comparable law of any jurisdiction, or if voluntary bankruptcy proceedings are instituted by either party under any federal or state insolvency laws of any applicable jurisdiction, or if either party makes an assignment for the benefit of its creditors or if an assignment is made by either party and not dismissed or satisfied within sixty (60) days, or if the interest of either party hereunder passes by operation of law to any non-affiliated person, the other party may, at its option, terminate this Agreement by notice mailed to the other party, by registered or certified mail.

Termination of this Agreement for whatever reason shall be without prejudice to the rights and liabilities of either party to the other in respect of any matter arising under this Agreement.

5. PROTOCOL UPON TERMINATION. Upon termination of this Agreement:

A.
Names and Logos. Each party agrees that upon such expiration or termination of this Agreement for any reason, it will immediately cease all use of the other Party's Intellectual Property, except as the Parties may mutually agree in writing. Each Party further agrees that upon expiration or termination of this Agreement for any reason, it will not claim (i) any right, title, or interest in or to the other party's Intellectual Property or (ii) any affiliation with or representation of the other party.

B.
Marketing Materials. SkyMall shall promptly provide to Marriott Rewards or, with Marriott Rewards' prior written consent, destroy, all materials bearing or containing Marriott Rewards' Intellectual Property that have been in possession of SkyMall.

C.
Non-Disparagement. At no time after termination shall either party publicly disparage the other or direct any marketing or advertising campaign that shall impugn or denigrate the other with respect to the subject matter of this Agreement, provided that such agreement not to disparage shall not restrict either Marriott Rewards or SkyMall from exercising its right hereunder or any other rights or remedies that such party may have.

D.	Transition. Upon termination, both parties shall do all things reasonable to assure a smooth transition of the merchandise program with a minimum of disruption to the Marriott Rewards Program.

[**]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.	LIABILITY, INDEMNIFICATION.

A.
SkyMall's Indemnification of Marriott Rewards. Without limitation of any other provision of this Agreement, SkyMall will indemnify, defend and hold harmless Marriott Rewards, and its employees, attorneys, agents, successors and assigns from any and all loss, cost, damage, or expense including reasonable attorneys' fees and costs of suit, arising from any claim, action, government procedure, or lawsuit arising out of (i) SkyMall's performance or non-performance under the terms of this Agreement; or (ii) Merchandise ordered by Rewards Members and purchased by Marriott Rewards for Rewards Members; or (iii) SkyMall's unauthorized use of trademarks, trade names, service marks, slogans, or copyrights to the extent such claim, action or suit does not result directly from Marriott Rewards' negligence or willful misconduct or breach of any provision of this Agreement.

B.
Marriott Rewards' Indemnification of SkyMall. Without limitation of any other provision of this Agreement, Marriott Rewards will indemnify, defend and hold harmless SkyMall and its employees, attorneys, agents, successors and assigns from any and all loss, cost, damage, or expense including reasonable attorneys' fees and costs of lawsuit, arising from any claim, action, government procedure, or suit directly arising out of (i) Marriott Rewards' performance or non-performance under the terms of this Agreement; (ii) Marriott Rewards' unauthorized use of trademarks, trade names, services marks, slogans, or copyrights provided that (a) such action, claim, or suit is promptly turned over to Marriott Rewards or its counsel for defense (with SkyMall's reasonable cooperation); and (b) such claim, action or suit does not result directly from SkyMall's gross negligence or willful misconduct or breach of any provision of this Agreement.

C.
Limitation of Liability. No party will be obligated to another party for indirect, special,  consequential, punitive, exemplary or incidental damages, provided that this sentence shall not limit (i) SkyMall's breach of Section 3, (ii) either party's indemnification obligations under this Section 6 or (iii) SkyMall's fraud, gross negligence or willful misconduct in its performance of this Agreement.

7. RELATIONSHIP OF THE PARTIES. SkyMall and Marriott Rewards are independent contractors, and this Agreement does not create a partnership, joint venture, employee/employer or other agency relationship between them. Marriott Rewards agrees that it will forward all inquiries from third parties that wish to offer non-Marriott-branded Merchandise for Marriott-Rewards point redemption to SkyMall, if Marriott Rewards is so interested in offering such Merchandise. SkyMall will negotiate in good faith with such third party to reach terms with such prospective supplier to include them in SkyMall's product offering, taking into account the prospective supplier's abilities to interact with Marriott Rewards' systems, and to meet Marriott Rewards' customer service, pricing and product delivery requirements. If SkyMall is unable to reach a mutually acceptable agreement with the prospective supplier on competitive terms to Rewards Members in a timely manner, SkyMall will promptly notify Marriott Rewards and Marriott Rewards will have the right to offer the prospective supplier's product for redemption. All partnerships regarding non-redemption and/or non-merchandise options will continue to be negotiated directly by Marriott Rewards. Notwithstanding anything in this Section 7 or in Exhibit A to the contrary, during the term of this Agreement, Marriott Rewards shall have the right (i) to offer other gift card, gift certificates, cash cards or other similar gift or cash programs, (ii) to offer products and services of non-merchandise vendors including, without limitation, airlines, hotels, financial and insurance products directly, through Marriott or through its other partners worldwide, (iii) to establish other merchandise redemption programs with other partners or vendors outside North America, and (iv) to establish redemption programs with supplier merchants rejected by SkyMall as provided in this Section 7.

8. ASSIGNMENT. This Agreement may not be assigned or transferred, in whole or in part, without the prior written consent of the other party. Any such assignment or transfer without consent will be void. Notwithstanding the foregoing, either party may assign this Agreement to the extent that an assignment is effectuated through a merger, acquisition of substantially all of the assets of the transferor or a direct or indirect change of control, provided that the assignee is not a direct competitor of the non-assigning party and agrees in writing to be bound by the terms and conditions of this Agreement. This Agreement will be binding on and inure to the benefit of each of the parties, their successors and assigns, provided that the term of this Section 8 shall have been met.

9. NOTICES. All notices and other communications required to be given under this Agreement shall be in writing and shall be deemed to have been given, upon the first to occur of (i) personal delivery; or (ii) three (3) business days after mailing, postage prepaid, by certified mail; or (iii) delivery (and receipt for) by an overnight delivery service, addressed in each case to the other party at the address set forth on this Agreement (a copy of any such notice shall also be delivered to the Legal Department for each party, in care of the same address but such copy shall not be operative for purposes of this Section 9 and failure to give such notice shall have no significance for purposes of this Section 9), unless a different address shall have been designated in writing.

10. COOPERATION/SALES TAX. The parties to this Agreement expressly acknowledge that as of the Effective Date SkyMall has determined that it has nexus for sales tax purposes only in the State of Arizona, and Marriott Rewards has determined that it has nexus for use tax purposes in the States of Maryland and Utah. If either party plans to establish nexus in any state other than those in which it currently has nexus, such party will give the other party no less than one hundred twenty (120) days' written notice prior to establishing such nexus. SkyMall will include sales/use taxes on its invoices to Marriott Rewards only for Purchased Merchandise (as defined in Exhibit A) shipped to Arizona addresses (or addresses in other states in which SkyMall establishes nexus in accordance with this paragraph), and SkyMall will be responsible for filing and paying such taxes. For Purchased Merchandise shipped to Maryland or Utah (or other states in which Marriott Rewards may establish nexus in accordance with this paragraph), Marriott Rewards assumes the responsibility for filing forms and remitting use taxes. SkyMall will send to Marriott Rewards a weekly report itemizing all sales for the prior month by city and state. Such report will be received by Marriott Rewards by Friday of each week at the following address:

Marriott Rewards LLC
C/O Marriott International, Inc.
Marriott Drive, Dept 52/924.13 Washington, DC 20058
Attn.: Gale Schaffer

Should any state or local government assert any liability for sales or use taxes, or interest or penalties thereon, against either party on any sale of Purchased Merchandise to Marriott Rewards, the party first learning of such assertion shall promptly notify the other party. SkyMall and Marriott Rewards will cooperate fully in the defense of any such claim and will not take any legal position inconsistent with a lack of nexus in all states except those states in which SkyMall and Marriott Rewards have previously acknowledged their nexus to the other party. In the event of such controversies, each party will [**].

11. REVIEW. Neither Party shall distribute any material in any medium bearing the Intellectual Property of the other Party (including, without limitation, advertisements, marketing materials, press releases, website content, point of purchase signage and mailings) without the prior written approval of the other Party, which will not be unreasonably withheld, delayed or conditioned. Each party will allow the other party at least four (4) business days from receipt to review such materials. If for any reason the reviewing party does not respond within four (4) business days, such materials will be deemed approved.

12. PROGRAM ADMINISTRATION. Both parties recognize that each will incur certain administrative costs in administering the Rewards Program. Unless specifically agreed otherwise herein, each party will be responsible for its own costs and will reasonably cooperate with the other in providing any material required to administer the Rewards Program. Administration of the Rewards Program shall be performed by and at the cost of Marriott Rewards and all Rewards Program terms and conditions shall apply to the Merchandise Rewards. Marriott Rewards shall have the right to alter the Rewards Program, Rewards Program terms and conditions, the Rewards Point structure or Rewards at any time and offer supplemental reward promotions.

[**]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

13. RESOLVING CUSTOMER QUESTIONS. Customer issues or complaints concerning Merchandise Rewards that cannot be immediately resolved by SkyMall shall be promptly referred to Marriott Guest Services and Marriott Guest Services will serve as intermediary between Rewards Members and SkyMall in resolving any escalated Rewards Member problems. SkyMall will designate a customer service individual who will be available during normal business hours to work with Marriott Guest Services in resolving any Rewards Member problems. If the designated SkyMall customer service representative is not available, a back-up customer service representative will be identified in his/her absence.

14. CAPTIONS. The Section headings and captions set forth in this Agreement are for convenience only, and shall not affect the construction of this Agreement.

15. GOVERNING LAW. This Agreement will be governed by the substantive laws of the State of Maryland, without giving effect to its conflicts of law principles.

16. THIRD PARTY RIGHTS. Nothing in this Agreement establishes, creates, is intended to, or shall be construed to establish or create, any right in or duty or obligation to any third party or to create any third party beneficiary in this Agreement, except for third parties explicitly covered by the indemnifications set forth in Section 6.

17. WAIVER. The failure of either party to insist, in any one or more instances, on the performance of any terms or conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or the performance of any such terms and conditions, and the obligations of the nonperforming party with respect thereto shall continue in full force and effect. No waiver of a breach of any provision of this Agreement by either party shall constitute a waiver of any subsequent breach of the same or any other provision hereof, and no waiver shall be effective unless made in writing and signed by an officer of the other party.

18. FORCE MAJEURE. Either party shall be excused from performance hereunder for failure to perform any of the obligations if (i) such failure to perform occurs by reason of any of the following events ("Force Majeure Events"): act of God, fire, flood, storm, earthquake, tidal wave, communications failure, sabotage, war, military operation, terrorist attack, national emergency, mechanical or electrical breakdown, general failure of the postal or banking system, civil commotion, strikes, or the order, requisition, request or recommendation of any governmental agency or acting governmental authority, or either party's compliance therewith or government proration, regulation, or priority, or any other cause beyond either party's reasonable control whether similar or dissimilar to such causes and (ii) such Force Majeure Event is beyond such party's reasonable control. The party excused from performance shall be excused from performance (i) only after notice from the party whose performance is impaired, (ii) only during the continuance of the Force Majeure Event and (iii) only so long as such party continues to take reasonable steps to mitigate the effect of the Force Majeure Event and to substantially perform despite the occurrence of the Force Majeure Event. The party whose performance is not impaired may terminate this Agreement upon thirty (30) days' prior written notice if (a) the Force Majeure Event continues for three (3) months, (b) such party whose performance is not impaired reasonably believes that the Force Majeure Event will not end within sixty (60) days after its initial occurrence or (c) the party whose performance is not impaired reasonably believes that the failure of the party affected by the Force Majeure Event will materially and adversely affect its business or operations.

19. ENTIRE AGREEMENT. As of the Effective Date, this Agreement and Exhibit A attached hereto constitute the entire agreement and understanding between Marriott Rewards and SkyMall, and there are no other agreements, representatives, warranties or understandings between Marriott Rewards and SkyMall or any of their respective parent, subsidiary or affiliated companies (collectively "Affiliates") with respect to the subject matter hereof. All other agreements, written or verbal, that may have been entered into between the parties or their Affiliates with respect to the subject matter hereof prior to or contemporaneous with the Effective Date, are superseded by this Agreement. Any changes to this Agreement shall be valid only to the extent that they are in writing.

20. COUNTERPARTS; AUTHORIZATION OF EXECUTION. This Agreement may be executed in two or more counterparts, all of which taken together will constitute one instrument. Each party warrants to the other that the signatory to this Agreement has full authorization to execute this Agreement, and that it shall be binding on such party.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement, effective as of the Effective Date.

MARRIOTT REWARDS, LLC ("Marriott Rewards")	SKYMALL VENTURES, INC. (“SkyMall”)
By: /s/ Amy McPherson Name: Amy McPherson Title: Executive Vice President/Sales and Marketing	By: /s/ Marie Foster Name: Marie Foster Title: General Manager, SkyMall Ventures, Inc.

EXHIBIT A

THE PARTIES' OBLIGATIONS

During the Term, Marriott Rewards and SkyMall agree to perform as follows:

A.
Collateral Materials; Expedited Shipping Charges. At the discretion of Marriott Rewards, Marriott Rewards will mail collateral materials, including a newsletter, a direct mail piece and an e-mail correspondence to its Rewards Members that will highlight the availability of redemption of Reward Points through selected items through SkyMall. Rewards Members shall be solely responsible for expedited shipping charges other than standard shipping.

B.
Procedures for Discontinued/Unavailable Merchandise. Rewards Members may redeem points on Merchandise, selected at SkyMall's discretion, but subject to Marriott Rewards' approval. SkyMall has confirmed these items are in stock and so far as SkyMall knows are not planned to be discontinued. If an item is discontinued, SkyMall agrees to provide a Merchandise of equal or greater value as a substitute to the Rewards Member's satisfaction. Both parties may add any Merchandise only upon the approval by both parties. If the Merchandise ordered by a Rewards Member is not available, SkyMall will notify Marriott Rewards of the delay (via conference call or written report to Marriott Rewards submitted not less than weekly), advise Marriott Rewards of the anticipated shipping date and notify the Rewards Member and offer one of three options. The first option is that the Rewards Member can await receipt of the Merchandise per the new shipping date. If this option is chosen, SkyMall will send Marriott Rewards a copy of the backorder notice, which it sent to the Rewards Member. The second option is that the Rewards Member may elect to receive a substitute Merchandise of equal or greater value selected by SkyMall (if available and approved by Marriott Rewards), at no additional cost to the Rewards Member or Marriott Rewards. The third option is that the Rewards Member may cancel the order.

C.
Pricing and Invoicing. Marriott Rewards agrees to purchase from SkyMall all Merchandise selected by Rewards Members for redemption ("Purchased Merchandise") at the cost presented by SkyMall and accepted by Marriott Rewards, which [**] and [**] incurred in establishing and producing the Rewards Program (such as [**],[**] and [**]) as reflected in the Agreement. SkyMall shall invoice and Marriott Rewards shall pay sales/use taxes on Rewards Merchandise consistent with the provisions of Section 10. SkyMall will invoice Marriott Rewards on a weekly basis after the Purchased Merchandise is shipped to the Rewards Member. Marriott Rewards will remit payment to SkyMall on a [**]. Invoicing shall be directed to:

Accounting Department
Marriott Guest Services
310 Bearcat Drive
Salt Lake City, UT 84115

[**]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

All invoices will clearly detail the Purchased Merchandise shipped, Purchased Merchandise cost as agreed to by the parties, date of shipment, ship-to address, and applicable sales/use tax. Invoices must be accompanied by shipping confirmations.

D.
Acceptance of Orders; Deduction of Rewards Points. SkyMall will accept orders for the Purchased Merchandise through its call center, via phone or Internet. Order confirmation numbers will be given to the Rewards Member via the phone or via an email. SkyMall's employees will have access to the Marriott Rewards system in order to issue SkyMall purchases / awards. The Marriott Rewards points will automatically be deducted from the Rewards Members account balance after the SkyMall purchase / award has been issued by the SkyMall customer service agent. SkyMall will not have the ability to process Rewards Member address changes. SkyMall will only ship a Purchased Merchandise to the Rewards Member address as listed in the Marriott Rewards database.

E.
Processing of Orders, Replacements and Returns. SkyMall will process orders through its standard order conveyance process. SkyMall will require a signature in those instances in which a signature is required pursuant to its standard delivery procedures. Televisions greater than 27 inches will be delivered with "white glove" service from the delivery service. As used in the foregoing, "white glove" shall be defined as delivery, including removal from carton, installation and removal of packing materials from delivery location. If a Purchased Merchandise is damaged upon delivery, SkyMall will provide a replacement to the Rewards Member at no additional cost. SkyMall will not accept returns unless instructed to do so by Marriott Rewards. In such event, SkyMall shall process returns in a similar manner. Returns shall be credited to the Rewards Member account and SkyMall shall credit Marriott Rewards for such returns in its weekly report as provided in Section F below.

SkyMall will offer Merchandise and services during the Term of the Agreement, unless the parties mutually agree upon brief time periods for the suspension of such Merchandise and services.

F.
Weekly Report. On a weekly basis, SkyMall will prepare a report of the Purchased Merchandise and submit that report to Marriott Rewards. The report will include Merchandise name, Merchandise description, invoice number, Merchandise cost, and Rewards Member account number. The weekly report will also detail any returns.

G.
Quarterly Report. On no less than a quarterly basis, SkyMall will prepare a reconciliation report that details all sales pursuant to the Agreement, all returns, Rewards Points redeemed and monies owed to SkyMall. Marriott Rewards agrees to remit any remaining funds due and owing to SkyMall within seven (7) days of receipt of the quarterly report.

H.
Instructions for Returns; Disputes. The parties agree that each will instruct Rewards Members to return Merchandise directly to the particular SkyMall vendor that distributed the Merchandise. Should a Rewards Member have a dispute with a vendor, SkyMall will in good faith attempt to resolve the dispute in an amicable manner with a reasonable solution for the Rewards Member.

I.
Customer Service Issues. SkyMall is responsible for all customer service issues and both parties shall agree in writing on compensation to the Rewards Members. Should Marriott Rewards Points be issued, SkyMall [**], unless negotiated and agreed upon otherwise by both parties in writing, [**] set forth in Section L of this Exhibit A. Marriott Rewards and SkyMall shall respond within [**] of any customer service call that cannot be immediately resolved by SkyMall's customer service representative. During the term of the Agreement, SkyMall shall (i) answer customer calls and maintain website availability pursuant to standards established by the parties from time to time, (ii) maintain a ratio of customer orders where an accommodation was made to the customer by SkyMall due to a failure by SkyMall or one of its suppliers to the total number of orders taken during the [**] period when such accommodations were granted of not more than [**], (iii) not engage in any activity that, in the reasonable judgment of Marriott Rewards, causes material harm or damage to Marriott Rewards, any affiliate of Marriott Rewards and/or the Rewards Program.

J.
Limitations on SkyMall's Use of Names and Accessing of Points. SkyMall agrees to use the Rewards Members' names only for the Rewards Program. SkyMall agrees to use the access to Rewards Members' points only for the purposes of verifying point levels and deducting the amount of points redeemed by a particular Rewards Member. SkyMall does not have access to restore points for returned products, which shall be the responsibility of Marriott Rewards.

K.
[**] SkyMall will develop a proposal annually for special redemption promotions throughout the year (e.g., [**]), including, but not limited to, [**] on a periodic basis. Upon acceptance, each party will pursue the promotional program outlined in the approved promotional campaign. At the discretion of Marriott Rewards with respect to timing and so long as such channel, if it is to be provided by Marriott, is available to Marriott, the promotional campaign shall, each year, include:

1.	a minimum of [**] inserts in the Marriott Rewards Statement Mailing (at [**]);
2.	a minimum of [**] editorial articles in the Marriott Rewards Newsletter at [**];
3.	a statement message on the Marriott Rewards member statement [**] and at [**];

4.	a minimum of [**] Elite Exclusive Offers;

5.
a minimum of one exclusive e-mail campaign promoting the merchandise redemption option to Reward Members selected by Marriott Rewards, who have agreed to receive e-mail marketing [**], provided that the size and scope of such email campaigns shall be determined at the sole discretion of Marriott Rewards;

6.	inclusion in Member Offers e-newsletters at least two times annually at [**];
7.
a minimum of [**] printed member communications ("Catalogs"), one of which shall be mailed in the Spring/Summer season and one of which shall be mailed in the Fall/Holiday season. The Catalogs shall be mailed to Rewards Members meeting criteria for list selection to be mutually agreed upon by both Parties (the expenses of which shall be [**] and [**], including all printing, production, creative and mail costs);

[**]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.	Marriott Rewards home page placement on [**];
9.
a link from the Marriott Rewards home page left hand navigation bar (or replacement navigational feature) to the SkyMall hosted merchandise redemption site that is no more than four clicks from the home page;

10.
Once per annual period during the Term, SkyMall shall also grant Marriott Rewards access to its "house file" for Marriott Rewards use which file shall consist of SkyMall purchasers who have "opted in" to receive offers from third parties;

11.
Marriott Rewards and SkyMall mutually agree that Marriott Rewards will not feature the SkyMall brand name or other SkyMall marks or trade dress in member communications included on the print and electronic channels used for the marketing or operation of the Merchandise redemption program but may from time to time do so at Marriott Rewards sole discretion and with its prior written consent,

12.
SkyMall agrees that it shall provide a minimum of [**] annually to the development, printing and mailing of collateral materials outlined in this Section K, including the Catalogs described in Section K.7, which materials shall be developed jointly and with the full consent of Marriott Rewards, it being understood that commencing with promotions in the year 2007, such promotions will include new channels and marketing initiatives developed in full cooperation with Marriott Rewards' marketing team. [**] may (but shall not be obligated to) with the consultation and agreement of [**] allocate any portion of the above [**] to any medium other than printed catalogues or statement inserts,

L.
Earnings. Beginning on the Effective Date, SkyMall shall offer customers who purchase merchandise through skymall.com/marriott the opportunity to [**] for such purchases. SkyMall agrees to pay Marriott Rewards on a monthly basis the sum of [**] Rewards Points awarded per contract year commencing on the Effective Date through December 31, 2007 and for the balance of the term as set forth in the chart below:

[**] Rewards Points	January 1 — December 31, 2008
[**] Rewards Points	January 1 — December 31, 2009
[**] Rewards Points	January I — December 31, 2010
[**] Rewards Points	January 1 — December 31, 2011

SkyMall will provide Marriott Rewards with statements thirty (30) days after the end of each month for sales transactions in the preceding month. Rewards Members will earn [**] Rewards Points for every dollar spent on skymall.com/marriott exclusive of discounts, returns, chargebacks and credits and not including sales tax, shipping, handling or other such fees or costs.

Accounting Contacts:

If to Marriott Rewards:
Marriott International
10400 Fernwood Road Dept. 55/955.61
Bethesda, MD 20817
Attn: Corporate Controller

If to SkyMall:
SkyMall Corporate Offices
1520 East Pima Street
Phoenix, AZ 85034
Attn: Corporate Controller

[**]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

M.
[**] Communications. Marriott Rewards shall promote the [**] with a Link to a special skymall.com earnings web page on its main web site. As used in the foregoing, the "Link" shall be a prominently placed hyperlink, which shall include a graphical illustration of the program, as agreed between the parties. SkyMall shall be entitled to be included in all U.S. communications summarizing Rewards Members earning partners. Nothing in the Agreement will be deemed to require Marriott Rewards to link to any site which contains, in Marriott Rewards' reasonable judgment, offensive or illegal content, puts Marriott Rewards in a negative light or contains promotions for Marriott Rewards competitors.

N.
Earnings File Transfer Process. Marriott Rewards will provide SkyMall with a response file in the agreed upon format on a weekly basis. Marriott Rewards shall transmit the response file to SkyMall using standard File Transfer Processing (FTP). The transmitted file will be encrypted using standard PGP software. Marriott Rewards will provide SkyMall with a logon id, and password to access the Marriott Rewards FTP site. Marriott Rewards will also provide SkyMall with the PGP key needed to de-encrypt the response file. Marriott Rewards will provide SkyMall with the TCP/IP address to the Marriott Rewards FTP site.

SkyMall will provide Marriott Rewards with a bonus transaction file in the agreed upon format on a weekly basis. SkyMall will transmit the file to Marriott Rewards using standard File Transfer Processing (FTP). The transmitted file will be encrypted using standard PGP software. Marriott Rewards will provide SkyMall with a logon id, and password to access the Marriott Rewards FTP site. SkyMall will provide Marriott Rewards with the PGP key needed to de-encrypt the bonus file. Marriott Rewards will provide SkyMall with the TCP/IP address to the Marriott Rewards FTP site.

[**]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Hardcopy reports:
Marriott Guest Services
Attention: Airline Specialist
310 Bearcat Drive
Salt Lake City, UT 84115

O.	[**]

P.
Right to Audit. During the term of the Agreement and for one (1) year following its termination date, Marriott Rewards (or its auditors) shall have the right from time to time during regular business hours, and at its own expense, to conduct audits of SkyMall's books, records, information systems and data relating to the Agreement. SkyMall shall be given reasonable notice of the same and any such audit shall not result in disruption of the normal business activity. SkyMall agrees to correct any deficiencies noted during the audit in a timely manner and to promptly pay any amounts due to Marriott Rewards or to Marriott Rewards Members.

Q.
Database Integration Fund. SkyMall will pay to Marriott Rewards [**] to assist Marriott Rewards in paying the costs associated with integrating SkyMall's order entry/database systems to the Rewards Program's database for the purposes of accessing Marriott Rewards member accounts to deduct points for products purchased by members and to carry out such other activities that may be contemplated by the Agreement. SkyMall shall make such payment within [**] of the completion of such integration. Marriott Rewards and SkyMall agree that the [**] fund set forth herein shall be applied for systems integration and customer research and shall be specifically allocated in proportions mutually acceptable to the parties to the systems integration project referenced in this Section Q and/or the customer research outlined in Section R.

[**]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

R.
Customer Research Project. At its expense, SkyMall agrees to conduct a customer research project that shall be focused on ascertaining customers' viewpoints about merchandise offerings to further improve the merchandise redemption program. All aspects of the customer research shall be subject to Marriott Rewards' input, approval and consent.

S.
[**]  SkyMall and Marriott will cooperate to determine the most appropriate selection of merchandise, gift card and gift certificate options to offer members with a view toward providing a desirable selection of brands that deliver the most value to members. SkyMall will pay to Marriott Rewards a [**] on all [**] and all [**] and [**] (excluding [**] and [**]) from SkyMall for the Rewards Program. Within ninety (90) days of the end of each calendar year, SkyMall will provide a detailed statement calculating the [**] (as provided below) and will, within 30 days, pay to Marriott Rewards the amount due and owing on such statement, (provided that Marriott will have the right to audit and make corrections on such [**]. The [**] shall be calculated as follows:

(i) all [**] and all [**] and [**] (excluding [**]) of up to [**] will earn a [**] of [**] and (ii) once there is a total of [**] of Merchandise and gift cards calculated on the basis of the date of sale, SkyMall will pay a [**] of [**] on incremental Merchandise purchases/redemptions on Merchandise and on [**] and [**] and continue a [**] on all non [**] and [**] (excluding [**]). As used herein, "Merchandise purchases/redemptions" shall mean the gross selling price of all Merchandise sold by SkyMall to Marriott Rewards, less shipping and handling fees, sales taxes and returns.

T.
SkyMall Catalog Promotion. SkyMall currently publishes eleven different airline catalog covers each quarter for its major airline partners. Subject to airline approval, which SkyMall will diligently seek to obtain, SkyMall will provide at no cost to Marriott Rewards promotion of Marriott and/or Marriott Rewards on two individual airline catalog covers and two full page advertisements (in the edition of the SkyMall catalog where there is also cover promotion) in a quarterly edition of SkyMall during each year of the agreement. SkyMall and Marriott will jointly determine the timing, content and best airlines for the advertisement, with major consideration for such determination given to airlines that have the largest ridership and best exposure to the Marriott Rewards Program Members and potential Marriott Rewards Program Members. SkyMall and Marriott may also cooperate to determine if other joint promotions can be developed that would provide additional exposure in the SkyMall catalog and on catalog covers.

U.	[**]

[**]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.